Prospectus Supplement No. 5 to Prospectus dated November 22, 2002	Filed Pursuant to Rule 424(b)(3) Registration No. 333-98145

BERKSHIRE HATHAWAY INC.

40,000 Negative 0.75% SQUARZ(SM)
Up to 40,000 Stripped SQUARZ(SM)
$400,000,000 in Aggregate Principal Amount of 3.0% Senior Notes due 2007
Up to 4,464 Shares (subject to antidilution adjustments) of Class A Common Stock
Up to 133,920 Shares (subject to antidilution adjustments) of Class B Common Stock

     This Prospectus Supplement supplements the Prospectus dated November 22, 2002 (as supplemented to date, the “Prospectus”) and relates to the resale by selling securityholders of the securities described in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this Prospectus Supplement.

     The information in the “Selling Securityholders” section beginning on page 18 of the Prospectus is hereby amended, (x) with respect to persons not previously listed in the Prospectus (including in any prior prospectus supplement thereto), by adding the information in the table on page 2 of this Prospectus Supplement, and (y) with respect to persons previously listed in the Prospectus (including in any prior prospectus supplement thereto), by superceding the information about such person with the information in the table on page 2 of this Prospectus Supplement.

     Information about selling securityholders may change over time. Changed information of which we become aware will be set forth in prospectus supplements to the extent required by the Securities Act of 1933, as amended, and the rules thereunder. We also will set forth in prospectus supplements any other additional information relating to selling securityholders to the extent so required.

     Investing in these securities involve risks some of which are described in the “Risk Factors” section beginning on page 13 of the Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

This Prospectus Supplement is dated June 17, 2004.

(SM) — SQUARZ is a service mark of Goldman, Sachs & Co.

Supplemental Information to Table of Selling Securityholders

					Number of	Number of
	Number of		Aggregate		Shares of	Shares of
	SQUARZ and	Percentage of	Principal		Class A	Class B
	Stripped	SQUARZ and	Amount of		Common	Common	Percentage of
	SQUARZ that	Stripped	Notes that	Percentage of	Stock that	Stock that	Common Stock
	May Be Sold	SQUARZ	May Be Sold	Notes	May Be Sold	May Be Sold	Outstanding
Name of Selling Securityholder	(1)	Outstanding	(2)	Outstanding	(3)	(4)	(5)
Goldman, Sachs and Company	133	*	$1,330,000	*	14	445	*

*	Less than one percent.

(1)	Stripped SQUARZ can be created from SQUARZ and re-created into SQUARZ.

(2)	The notes may be sold as a unit with the SQUARZ of which they are a component or sold separately after they have been separated from such SQUARZ.

(3)	Assumes that all of the warrants underlying the SQUARZ and Stripped SQUARZ of the selling securityholder are exercised for class A common stock at a ratio of 0.1116 share of class A common stock per warrant; excludes fractional shares of class A common stock and shares of class B common stock that are issuable in lieu of fractional shares of class A common stock.

(4)	Assumes that all of the warrants underlying the SQUARZ and Stripped SQUARZ of the selling securityholder are exercised for class B common stock at a ratio of 3.3480 shares of class B common stock per warrant or exercised for class A common stock at a ratio of 0.1116 share of class A common stock per warrant and converted into 30 shares of class B common stock per share of class A common stock; excludes fractional shares of class B common stock.

(5)	Calculated pursuant to Rule 13d-3(d)(i) under the Exchange Act based on 1,273,939 shares of class A common stock and 7,912,198 shares of class B common stock outstanding as of May 28, 2004. In calculating the percentage with respect to each selling securityholder, we treated as outstanding the shares of common stock issuable upon exercise of all of the warrants underlying the SQUARZ and Stripped SQUARZ held by such selling securityholder but did not assume the exercise of any warrant by any other holder of SQUARZ or Stripped SQUARZ. Because each share of class A common stock is convertible into 30 shares of class B common stock, we treated each share of class A common stock as equivalent to 30 shares of class B common stock. Percentage for each selling securityholder reflects not only the shares of our common stock issuable to such selling securityholder upon the exercise of the warrants underlying such selling securityholder’s SQUARZ or Stripped SQUARZ but also other shares of our common stock that such selling securityholder has informed us that it beneficially owns.

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